Exhibit 99.3

inTEST Corporation

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 24, 2017, inTEST Corporation (“inTEST”) completed its acquisition of Ambrell Corporation (“Ambrell”). The acquisition was completed by acquiring all of the outstanding capital stock of Ambrell. The following unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting, with inTEST being the acquiring entity, and reflects estimates and assumptions deemed appropriate by inTEST management to give effect to the acquisition as if it had been completed effective as of January 1, 2016 with respect to the annual and interim unaudited pro forma condensed combined statements of operations, respectively, and as of March 31, 2017 with respect to the unaudited pro forma condensed combined balance sheet.

Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded for the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s preliminary estimates of fair value, with the excess purchase price over net tangible and identifiable intangible assets acquired being allocated to goodwill. Definitive allocations are expected be finalized in the third quarter of 2017. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined statements of operations do not reflect nonrecurring charges resulting from the acquisition transaction. The nonrecurring charges resulting from the acquisition transaction include investment advisory costs, legal costs and other costs incurred as a direct result of the transaction.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of that would have been reported had the acquisition and cash payment been completed as of the dates presented, and should not be taken as representative of inTEST’s future results of operations or financial position. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma statements of operations do not reflect any operating efficiencies and cost savings that inTEST may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with inTEST’s historical consolidated financial statements included in its annual report on Form 10-K and quarterly report on Form 10-Q. The unaudited pro forma condensed combined financial statements should also be read in conjunction with Ambrell’s financial statements and are included in Exhibits 99.1 and 99.2.

inTEST Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017

(In thousands)

	inTEST Corp Historical	Ambrell Corp Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$27,455	$1,804	$(22,813)	A	$6,446
Trade accounts receivable, net of allowance	9,817	3,102	-		12,919
Inventories	3,921	1,924	-		5,845
Prepaid expenses and other current assets	374	233	-		607
Total current assets	41,567	7,063	(22,813)		25,817
Net property and equipment	934	649	-		1,583
Goodwill	1,706	2,655	13,494	I	17,855
Intangible assets, net	822	6,948	2,552	B	10,322
Deferred taxes and other assets	1,324	375	-		1,699
Total assets	$46,353	$17,690	$(6,767)		$57,276

LIABILITIES
Current liabilities:
Current portion of long-term debt	$-	$464	$(464)	A	$-
Accounts payable	1,833	1,103	-		2,936
Current portion of contingent consideration liability	-	-	1,051	C	1,051
Accrued expenses and other current liabilities	4,600	1,779	849	D	7,228
Total current liabilities	6,433	3,346	1,436		11,215
Deferred tax liabilities	-	2.354	3,385	H	5,739
Contingent consideration liability, net of current portion	-	-	1,251	C	1,251
Long-term debt, net of current portion	-	1,470	(1,470)	A	-
Total liabilities	6,433	7,170	4,602		18,205
STOCKHOLDERS’ EQUITY
Common stock	104	-	-		104
Additional paid-in capital	25,604	14,291	(14,291)	E	25,604
Retained earnings (accumulated deficit)	13,749	(3,789)	2,940	E,D	12,900
Accumulated other comprehensive earnings	667	18	(18)	E	667
Treasury stock, at cost	(240)	-	-		(204)
Total stockholders’ equity	39,920	10,520	(11,369)		39,071
Total liabilities and stockholders’ equity	$46,353	$17,690	$(6,767)		$57,276

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

inTEST Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(In thousands, except share and per share data)

	inTEST Corp Historical	Ambrell Corp Historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Net revenues	$40,227	$20,183	$-		$60,410
Cost of revenues	19,849	11,387	-		31,236
Gross margin	20,378	8,796	-		29,174

Operating expenses:
Selling expense	5,567	4,257	-		9,824
Engineering and product development expense	3,660	705	-		4,365
General and administrative expense	7,005	4,685	986	B	12,676
Total operating expenses	16,232	9,647	986		26,865

Operating income (loss)	4,146	(851)	(986)		2,309
Other income (expense)	61	(359)	71	F	(227)
Earnings (loss) before income tax expense (benefit)	4,207	(1,210)	(915)		2,082
Income tax expense (benefit)	1,549	(187)	11	G	1,373

Net earnings (loss)	$2,658	$(1,023)	$(926)		$709

Net earnings per common share - basis	$0.26				$0.07
Weighted average common shares outstanding - basis	10,313,747				10,313,747

Net earnings per common share - diluted	$0.26				$0.07
Weighted average common shares outstanding and common share equivalents outstanding -diluted	10,332,920				10,332,920

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

inTEST Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2017

(In thousands, except share and per share data)

	inTEST Corp Historical	Ambrell Corp Historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Net revenues	$14,180	$4,612	$-		$18,792
Cost of revenues	6,452	2,680	-		9,132
Gross margin	7,728	1,932	-		9,660

Operating expenses:
Selling expense	1,668	966	-		2,634
Engineering and product development expense	935	194	-		1,129
General and administrative expense	1,994	1,007	(3)	B	2,998
Total operating expenses	4,597	2,167	(3)		6,761

Operating income (loss)	3,131	(235)	3		2,899
Other income (expense)	41	(11)	17	F	47
Earnings (loss) before income tax expense (benefit)	3,172	(246)	20		2,946
Income tax expense (benefit)	1,094	(39)	3	G	1,058

Net earnings (loss)	$2,078	$(207)	$17		$1,888

Net earnings per common share - basis	$0.20				$0.18
Weighted average common shares outstanding - basis	10,264,565				10,264,565

Net earnings per common share - diluted	$0.20				$0.18
Weighted average common shares outstanding and common share equivalents outstanding -diluted	10,295,337				10,295,337

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of inTEST and Ambrell after giving effect to inTEST’s acquisition of Ambrell and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. inTEST acquired all of the outstanding capital stock of Ambrell on May 24, 2017.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2017 has been derived from:

•	the unaudited historical consolidated statement of operations of inTEST for the three months ended March 31, 2017

•	the unaudited historical consolidated statement of operations of Ambrell for the three months ended March 31, 2017

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 has been derived from:

•	the audited historical consolidated statement of operations of inTEST for the year ended December 31, 2016

•	the audited historical consolidated statement of operations of Ambrell for the year ended December 31, 2016

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 has been derived from:

•	the unaudited historical consolidated balance sheet of inTEST as of March 31, 2017

•	the unaudited historical consolidated balance sheet of Ambrell as of March 31, 2017

Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded for the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s preliminary estimates of fair value, with the excess purchase price over net tangible and identifiable intangible assets acquired being allocated to goodwill. Definitive allocations are expected be finalized in the third quarter of 2017. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined statements of operations do not reflect nonrecurring charges resulting from the acquisition transaction. The nonrecurring charges resulting from the acquisition transaction include investment advisory costs, legal costs and other costs incurred as a direct result of the transaction.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of inTEST that would have been reported had the acquisition and cash payment been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of inTEST. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma statements of operations do not reflect any operating efficiencies and cost savings that inTEST may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of inTEST and Ambrell included in the respective inTEST annual report on Form 10-K and the inTEST quarterly report on Form 10-Q and the attached Ambrell financial statements in Exhibits 99.1 and 99.2.

2. AMBRELL ACQUISITION

On May 24, 2017, we completed our acquisition of Ambrell. Ambrell is a manufacturer of precision induction heating systems. Ambrell's systems are used to conduct fast, efficient, repeatable non-contact heating of metals or other electrically conductive materials, in order to transform raw materials into finished parts. The Ambrell acquisition will complement our current thermal technologies and broaden our diverse customer base, allowing expansion within many non-ATE related markets, such as consumer product packaging, fiber-optics, automotive and other markets.

The purchase price for Ambrell was $22 million in cash paid at closing, subject to a customary post-closing working capital adjustment. Additional consideration in the form of earnouts may be paid based upon a multiple of adjusted EBITDA for 2017 and 2018, as further discussed below. The acquisition was completed by acquiring all of the outstanding capital stock of Ambrell. Total acquisition costs incurred to complete this transaction were $849,000. Acquisition costs were expensed as incurred and included in general and administrative expense.

The acquisition of Ambrell has been accounted for as a business combination using purchase accounting, and, accordingly, the results of Ambrell have been included in our consolidated results of operations from the date of acquisition. The allocation of the purchase price for Ambrell is not yet complete. As a result, the values reflected below are preliminary and we expect them to change. The preliminary allocation of the Ambrell purchase price was based on estimated fair values as of May 24, 2017. Adjustments to these estimates will be included in the final allocation of the purchase price for Ambrell. These adjustments could be material. We expect to finalize the purchase price allocation in the third quarter of 2017. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill and is not deductible for tax purposes. Goodwill is attributed to synergies that are expected to result from the operations of the combined businesses.

The total preliminary purchase price of $24.3 million was comprised of (in thousands):

Cash paid to acquire the capital stock of Ambrell	$22,742
Estimated fair value of contingent consideration liability	2,302
Estimated working capital adjustments	(710)

Total preliminary purchase price	$24,334

As noted above, the consideration paid for the acquisition of Ambrell includes contingent consideration based on the future adjusted EBITDA of Ambrell. Adjusted EBITDA is earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, and excludes other non-recurring income and expense items as defined in Exhibit B of the stock purchase agreement for Ambrell. The first earnout, to be paid after calendar year 2017 is completed, will be an amount equal to 8x Ambrell's adjusted EBITDA for 2017 minus the $22 million paid at closing. The second earnout, to be paid after calendar year 2018 is completed, is an amount equal to 8x Ambrell's adjusted EBITDA for 2018 minus the sum of the $22 million paid at closing and any earnout paid with respect to 2017. The 2017 and 2018 earnouts, in the aggregate, are capped at $18 million. We based our initial valuation of the contingent consideration liability on the range of projected estimated EBITDA of $1.5 million to $3.2 million for 2017 and $1.8 million to $3.5 for 2018. This resulted in a range of payouts between $3.0 million and $5.7 million. We discounted the range of payouts by an estimated cost of capital of 18.5% and probability weighted the results to arrive at a fair value of $2.3 million, which was recorded as a contingent consideration liability as of the acquisition date.

The total preliminary purchase price of $24.3 million has been allocated as follows (in thousands):

Goodwill	$16,820
Identifiable intangible assets	9,500
Tangible assets acquired and liabilities assumed:
Cash	70
Trade accounts receivable	3,621
Inventories	1,917
Other current assets	200
Property and equipment	614
Accounts payable	(1,420)
Accrued expenses	(1,280)
Customer advances	(554)
Deferred tax liability	(5,154)

Total preliminary purchase price	$24,334

We estimated the fair value of identifiable intangible assets acquired using a combination of the income, cost and market approaches. As part of the preliminary valuation analysis, we identified intangible assets, including technology, trade names, customer relationships and backlog. The fair value of the identifiable intangible assets is determined primarily using the income approach, which requires a forecast of all expected future cash flows. Since all information required to perform a detailed valuation of Ambrell’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, we used certain assumptions based on historical and industry data. The following table summarizes the estimated fair value of Ambrell’s identifiable intangible assets and their estimated useful lives and uses the straight-line method of amortization (in thousands):

	Fair Value	Weighted Average Estimated Useful Life
		(in years)
Customer relationships	$6,500	6
Patented technology	1,500	10
Customer backlog	1,000	1
Ambrell trade name	500	4

Total intangible assets	$9,500	6

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts we will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $158,000, assuming an overall weighted-average useful life of 6 years.

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 and the unaudited pro forma condensed combined balance sheet as of March 31, 2017:

A	The decrease in cash reflects the cash consideration given to Ambrell shareholders and the extinguishing Ambrell’s outstanding debt obligations that were not assumed:

Cash consideration at closing	$(20,879)
Current portion of debt extinguished	(464)
Long term portion of debt extinguished	(1,470)
Pro forma adjustment	$(22,813)

B	Reflects the adjustment of historical intangible assets acquired by inTEST to their estimated fair values and the related impact to amortization expense:

	Estimated Fair Value	Year Ended December 31, 2016 Amortization Expense	Three Months Ended March 31, 2017 Amortization Expense

Customer relationships	$6,500	$1,083	$271
Patented technology	1,500	150	38
Customer backlog	1,000	1,000	-
Ambrell trade name	500	125	31
	$9,500	$2,358	$340
Historical carrying values and amortization expense	(6,948)	(1,372)	(343)
Pro forma adjustments	$2,552	$986	$(3)

C	Reflects the preliminary estimated fair value of contingent consideration liability.

D	Reflects the accrual for transaction costs incurred subsequent to March 31, 2017 and in connection with the acquisition of Ambrell.

E	Reflects the elimination of Ambrell’s historical equity.

F	To remove historical interest expense recorded by Ambrell in connection with debt that was extinguished in connection with the acquisition.

G	Reflects the tax impact upon the elimination of historical interest expense:

	Year Ended December 31, 2016	Three Months Ended March 31, 2017

Historical interest expense	(71)	(17)
Tax rate	15%	16%
Pro forma adjustments	$11	$3

H	Reflects the deferred tax liability recorded in connection with the acquired intangible assets:

Acquired intangible assets	$9,500
Tax rate	36%
Pro forma adjustments	$3,385

I	Establishes goodwill resulting from the excess of the purchase price over the estimated fair values of the net assets acquired:

Elimination of historical equity	$(10,520)
Cash consideration at closing	20,879
Contingent consideration liability	2,302
Elimination of historical intangible assets	6,948
Acquisition of intangible assets	(9,500)
Deferred tax liability established in connection with acquired intangible assets	3,385
Pro forma adjustments	$13,494